Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Energous Corporation on Form S-8 of our report dated March 13, 2020, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 and our report dated March 13, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Energous Corporation as of December 31, 2019 appearing in the Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2019.

/s/ Marcum LLP

Marcum LLP

Melville, NY

September 1, 2020